UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 4, 2010

Communication Intelligence Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)

(650) 802-7888
Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement
Item 3.02                      Unregistered Sales of Equity Securities

As previously disclosed, on June 21, 2010, Communication Intelligence Corporation (the “Company”) entered into an Exchange Agreement with its principal stockholders, Phoenix Venture Fund LLC (“Phoenix”) and Michael Engmann, and other holders of the Company’s outstanding senior secured indebtedness (collectively, the “Lenders”), pursuant to which the Lenders agreed to exchange all of the Company’s senior secured indebtedness into shares of Series B Participating Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at an exchange price of $1.00 per share (the “Recapitalization”).  On June 21, 2010, the Company also entered into a purchase agreement (the “Series B Purchase Agreement”) with Phoenix and other investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement 1,440,000 additional shares of Series B Preferred Stock at a purchase price of $1.00 per share (the “Offering”).  The material terms of these transactions were described in detail in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on July 16, 2010.

On August 5, 2010, the Company consummated both the Recapitalization and Offering, issuing 6,608,830 shares of Series B Preferred Stock under the Exchange Agreement and issuing 1,440,000 shares of Series B Preferred Stock under the Series B Purchase Agreement.  The Series B Preferred Stock issued in connection with the Recapitalization and Offering is convertible into Common Stock at an initial conversion price of $0.06 per share.  Following consummation of the Recapitalization and the Offering, Phoenix owns approximately 157,733,071 shares of Common Stock on an as converted basis, which represents approximately 42.7% of the Common Stock of the Company on a fully diluted basis. Following consummation of the Recapitalization and the Offering, Mr. Engmann, together with his affiliated entities, owns approximately 39,201,140 shares of Common Stock on an as converted basis, which represents approximately 10.6% of the Common Stock of the Company on a fully diluted basis.

In connection with the closing of the two transactions, the Company entered into an Investor Rights Agreement and a Registration Rights Agreement, the material terms of which were described in detail in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on July 16, 2010.  Under the terms of the Investor Rights Agreement, for so long as 20% of the shares of Series B Preferred Stock issued in the Recapitalization and the Offering remain outstanding, the Company’s Board of Directors is required to consist of five directors, Phoenix has the right to nominate two directors, and holders of a majority of the outstanding shares of Series B Preferred Stock have the right to nominate one other director, who will be an independent director (such three directors referred to herein individually as a “Series B Director” and collectively as the “Series B Directors”).  The remaining two directors are nominated by the Board of Directors of the Company and elected by a majority of the stockholders of the Company voting together as a class (including the Common Stock and Series A-1 Preferred Stock and Series B Preferred Stock, each calculated on an as-converted basis).  In addition, the stockholders party to this agreement agreed to vote all of their shares at any meeting of stockholders called for the election or removal of directors (or any written consent in lieu thereof) for the election of the two directors nominated by Phoenix and the one director nominated by a majority of the outstanding shares of Series B Preferred Stock.  Lastly, in the event that such stockholders (other than Phoenix) desire to sell any voting securities of the Company (other than in widely distributed public offerings or pursuant to Rule 144 under the Securities Act of 1933) in an amount constituting more than five percent (5%) of the issued and outstanding shares of voting securities in a single or series of related transactions, such stockholder must first offer such shares for purchase to Phoenix.

The terms of the Registration Rights Agreement entered into by the Company and holders of Series B Preferred Stock provide that the Company is obligated to file a registration statement on the appropriate form with the Securities and Exchange Commission within 45 days of written notice from holders of at least one-third of the outstanding shares of Series B Preferred Stock, provided that the fair market value of the Common Stock to be registered pursuant to the demand equals at least $2,000,000.  The Company is obligated to use its best efforts to cause the registration statement to be declared effective and will bear all expenses incurred in preparation and filing of the registration statement.  The holders of Series B Preferred Stock have up to three demand registrations on Form S-1 or any successor thereof and up to four demand registrations on Form S-3 or any successor thereof.  In addition, holders of Series B Preferred Stock have piggy-back registration rights pursuant to which they may include registrable securities held by them in any subsequent registration of securities by the Company, subject to certain conditions.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing of the Recapitalization and Offering, Mr. Guido DiGregorio resigned on August 5, 2010 as a member of the Company’s Board of Directors, as Chairman of the Board, and as Chief Executive Officer. Mr. DiGregorio continues to serve as the Company’s President, and it is anticipated that he will be appointed as the Company’s Chief Operating Officer as well.  In connection with the closing of the Recapitalization and Offering, Mr. Louis Panetta also resigned on August 5, 2010 as a member of the Company’s Board of Directors.

In connection with the closing of the Recapitalization and Offering, Mr. Sassower was appointed as the Company’s Chief Executive Officer and Chairman of the Board of Directors on August 5, 2010, filling the vacancies created by Mr. DiGregorio’s resignation from such positions.  Mr. Sassower was Chairman of the Board of the Company from 1998 to 2002 and was Co-Chief Executive Officer of the Company from 1997 to 1998.

Mr. Sassower is a Managing Director of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003. Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996. In addition, Mr. Sassower has served as Chief Executive Officer of Xplore Technologies Corp. (OTCBB:XLRT) since February 2006 and has been a director of Xplore Technologies Corp. and served as Chairman of its board of directors since December 2004. On May 13, 2008, Mr. Sassower was named Chairman of the Board of The Fairchild Corporation (NYSE: FA), a motorcycle accessories and aerospace parts and services company.  Mr. Sassower's qualifications to serve on the Board of Directors include more than 40 years of business and investment experience. Mr. Sassower has developed extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing changes.

In connection with the closing of the Recapitalization and Offering (and as a condition to the closing of the Recapitalization and Offering), members of the Company’s Board of Directors appointed Mr. Philip Sassower, Mr. Andrea Goren, and Mr. Francis Elenio to the Company’s Board of Directors as of August 5, 2010, filling one already existing vacancy and the two vacancies created by the departures of Mr. DiGregorio and Mr. Panetta from the Board.  All Board committee assignments have yet to be determined, butat all times at least one of the Series B Directors will be a member of each of the Audit Committee and the Best Practices Committee and the two Series B Directors designated by the Phoenix will be members of each of the Finance Committee, Compensation Committee and Nominating Committee.

Mr. Sassower and Mr. Goren are the co-managing members of SG Phoenix Ventures LLC, which has the power to vote and dispose of the shares of the Company’s Common Stock and Series B Preferred Stock held by Phoenix.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 4, 2010, the Company held its 2010 Annual Meeting of Stockholders (the “Annual Meeting”) at which the stockholders voted upon (i) the election of four directors, (ii) a proposal to amend the Company’s Certificate of Incorporation to increase the number of shares of authorized capital stock, (iii) a proposal to amend and restate the Certificate of Designation with respect to the Company's outstanding Series A-1 Preferred Stock, and (iv) ratification of the appointment of GHP Horwath, P.C. as the Company's independent auditors for the year ending December 31, 2010. The stockholders elected each of the director nominees, approved the amendment of the Company’s Certificate of Incorporation to increase the number of shares of authorized capital stock, approved the amendment and restatement of the Certificate of Designation with respect to the Company’s outstanding Series A-1 Preferred Stock, and approved the ratification of the appointment of GHP Horwath, P.C. as the Company's independent auditors for the fiscal year ending December 31, 2010.

As of June 28, 2010, the record date for the Annual Meeting, the Company had 190,776,482 shares of Common Stock outstanding and 766,195 shares of Series A-1 Preferred Stock outstanding, which shares of Series A-1 Preferred Stock are entitled to an aggregate of 5,472,821 votes on as-converted basis.  At the Annual Meeting, holders of a total of 179,007,309 (93.83%) shares of Common Stock were present in person or represented by proxy, and holders of a total of 612,612 (77.04%) shares of Series A-1 Preferred Stock, which shares are entitled to an aggregate of 4,375,804 votes on an as-converted basis, were present in person or represented by proxy. The vote totals herein are presented on an as-converted basis with respect to the Series A-1 Preferred Stock. The table below sets forth information regarding the results of the voting at the Annual Meeting.

Proposal 1: The stockholders voted to elect the following individuals as directors for a one-year term as follows (shares of Common Stock and shares of Series A-1 Preferred Stock presented together on an as-converted basis):

Nominees	For	Withheld	Broker Non-Votes
Mr. Kurt Amundson	112,224,986	4,440,661	66,717,466
Mr. Guido DiGregorio	112,025,400	4,640,247	66,717,466
Mr. Louis Panetta	113,984,794	2,680,853	66,717,466
Mr. David Welch	112,331,656	4,333,991	66,717,466

Proposal 2:  The stockholders voted to amend the Company’s Certificate of Incorporation to increase the number of shares of authorized capital stock as follows (shares of Common Stock and shares of Series A-1 Preferred Stock presented on an as-converted basis):

Class of Stock	For	Against	Abstain	Broker Non-Votes
Common Stock	110,741,860	1,470,006	77,977	66,717,466
Series A-1 Preferred Stock	4,375,804	0	0
TOTAL	115,117,664	1,470,006	77,977	66,717,466

Proposal 3:  The stockholders voted to amend and restate the Certificate of Designation with respect to the Company's outstanding Series A-1 Preferred Stock (shares of Common Stock and shares of Series A-1 Preferred Stock presented on an as-converted basis):

Class of Stock	For	Against	Abstain	Broker Non-Votes
Common Stock	110,886,697	1,140,426	262,720	66,717,466
Series A-1 Preferred Stock	4,375,804	0	0
TOTAL	115,262,501	1,140,426	262,720	66,717,466

Proposal 4: The stockholders ratified the appointment of GHP Horwath, P.C. as the Company's independent auditors for the year ending December 31, 2010 (shares of Common Stock and shares of Series A-1 Preferred Stock presented together on an as-converted basis):

For	Against	Abstain
178,677,455	3,152,077	1,553,581

Item 7.01                      Regulation FD Disclosure

On August 9, 2010, the Company issued a press release announcing the Company’s closing of the Recapitalization and Offering.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

99.1  Press Release dated August 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 10, 2010	Communication Intelligence Corporation

	By:	/s/ Francis V. Dane

Francis V. Dane
Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Press Release dated August 9, 2010